                                                                  EXHIBIT (e)(1)

                             DISTRIBUTION AGREEMENT

         AGREEMENT effective this 1st day of March, 2002, by and between USLICO Series Fund (the "Fund") and ING Funds Distributor, Inc. ("IFDI" or "Distributor"), a Massachusetts Corporation.

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified open-end investment company and

         WHEREAS, the Fund offers shares in four portfolios designated as the Stock Portfolio, the Money Market Portfolio, the Bond Portfolio and the Asset Allocation Portfolio, such Portfolios together with all other Portfolios subsequently established by the Fund with respect to which the Fund desires to retain the Distributor to render services hereunder and with respect to which the Distributor is willing so to do, being herein collectively referred to as the "Portfolios".

         WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

         WHEREAS, the Fund and the Distributor wish to enter into this Agreement whereby the Distributor will act as the Fund's principal underwriter for the sale of shares of the Fund to the Accounts;

         NOW, THEREFORE, the parties hereto agree as follows:

1.       Appointment of the Distributor

         The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to sell shares of the Fund to the Accounts, and the Distributor hereby accepts such appointment.

2.       Purchase of Shares from the Fund

         (a) The Fund herewith engages Distributor to act as exclusive distributor of its shares. Said sales shall be made only to investors eligible to invest in a registered investment company consistent with such company's serving as an investment vehicle for variable annuities and variable life insurance company contracts. The Distributor will hold itself available to receive by mail, telex and/or telephone, orders for the purchase or redemption of shares and will accept or reject such orders on behalf of the Fund in accordance with the provisions of the Fund's prospectus, and will be available to transmit such orders as are so accepted to the Fund's transfer agent as promptly as possible for processing at the shares' net asset value next determined in accordance with the prospectus.

         (b) All shares sold by the Distributor under this Agreement shall be sold at the net asset value per share ("Offering Price") determined in the manner described in the Fund's prospectus, as it may be amended from time to time.

3.       Redemption of Shares by the Fund

         (a) Any of the outstanding shares of the Fund may be tendered for redemption at any time, and the Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Prospectus and Fund's Articles of Incorporation and By-Laws. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

         (b) The right to redeem shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

4.       Duties of the Fund

         (a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor, may reasonably request for use in connection with the distribution of the shares of the Fund.

         (b) The Fund shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, as amended (the "1933 Act"), in order that there will be available for sale at least the number of shares as investors may reasonably be expected to purchase.

5.       Duties of the Distributor

         In selling the shares of the Fund, the Distributor shall use its best efforts to conform with the requirements of all applicable federal and state laws and regulations, and the regulations of the National Association of Securities Dealers, Inc., relating to the sale of such securities. Except as provided below, the Distributor is not authorized by the Fund to give any information or make any representations, other than those contained in the registration statement for the Fund and its shares, the Prospectus, and any sales literature specifically approved a principal of the Distributor. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Fund's operations are being conducted in an manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution agreements with other investment companies. The Distributor shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence.

6.       Allocation of Expenses

         (a) The Fund will pay the following expenses in connection with the sales and distribution of shares of the Fund:

                  (i) expenses pertaining to the preparation of our audited and certified financial statements to be included in any amendments ("Amendments") to the Fund's Registration Statement under the 1933 Act, including the Prospectus and Statement of Additional Information included therein;

                  (ii) expenses pertaining to the preparation, printing, and distribution of any reports or communications, including Prospectus and Statement of Additional Information, which are sent to existing shareholders of the Fund;

                  (iii) filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

                  (iv) expenses of the Fund's Administrator, including all costs and expenses in connection with the issuance, transfer and registration of the shares, including but not limited to any taxes and other governmental charges in connection therewith.

         (b)      The Distributor will pay the following expenses:

                  (i) expenses of printing additional copies of the Prospectus and Statement of Additional Information and any Amendments or supplements thereto which are necessary to continue to offer shares of the Fund to the public; and

                  (ii) expenses pertaining to the printing of additional copies, for use by the Distributor as sales literature, of reports or other communications which have been prepared for distribution to existing shareholders of the Fund or incurred by the Distributor in advertising, promoting and selling our shares to the public.

7.       Records

         All records maintained by the Distributor in connection with this Agreement shall be the property of the Fund and shall be returned to the Fund upon termination of this Agreement, free from any claims or retention of rights by the Distributor. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

8.       Duration and Termination of this Agreement

         This Agreement shall become effective on the date first written above or on such later date approved by the Company's Board of Directors, including a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect September 1, 2002, and shall continue in effect from year to year thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Directors of the Fund, and (ii) by a vote of a majority of the Directors of the Fund who are not interested persons or parties to this Agreement (other than as Directors of the Fund), cast in person at a meeting called for the purpose of voting on this Agreement.

         This Agreement may be terminated at any time without penalty on at least sixty days notice by the Fund's Board of Directors or by a majority vote of its shareholders, with respect to the Fund by a majority vote of the shareholders of the capital stock of the Fund, or by Distributor on sixty days notice.

         This Agreement shall terminate automatically in the event of its assignment.

9.       Miscellaneous

         This Agreement shall be subject to the laws of the State of Massachusetts and shall be interpreted and construed to further and promote the operation of the Fund as an open-end investment company. As used herein, the terms "Net Asset Value," "Investment Company," "Open-End Investment Company," "Assignment," "Principal Underwriter," "Interested Person," and "Majority of the Outstanding Voting Securities," shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

10.      Liability

         Nothing contained herein shall be deemed to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Distributor's duties hereunder, or by reason of the Distributor's reckless disregard of its obligations and duties hereunder.

                                             USLICO Series Fund

                                             By:  /s/ Michael J. Roland
                                                  ------------------------------
                                                  Michael J. Roland
                                                  Executive Vice President

                                             ING Funds Distributor, Inc.

                                             By:  /s/ Robert S. Naka
                                                  ------------------------------
                                                  Robert S. Naka
                                                  Senior Vice President

                              SCHEDULE OF APPROVALS

                               WITH RESPECT TO THE

                             DISTRIBUTION AGREEMENT
                                 (MARCH 1,2002)

                                     BETWEEN

                               USLICO SERIES FUND

                                       AND

                           ING FUNDS DISTRIBUTOR, INC.

                               LAST CONTINUED/
        PORTFOLIOS            APPROVED BY BOARD     REAPPROVAL DATE
        ----------            -----------------     ---------------
Asset Allocation Portfolio      July 11, 2002      September 1, 2003

Bond Portfolio                  July 11, 2002      September 1, 2003

Money Market Portfolio          July 11, 2002      September 1, 2003

Stock Portfolio                 July 11, 2002      September 1, 2003